Exhibit No. 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President, Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Best Buy Announces Expansion of Store Growth Potential And $1.5 Billion Share Repurchase Program

MINNEAPOLIS, April 27, 2005 – Best Buy Co., Inc. (NYSE: BBY) today raised its total potential for stores in North America by 20 percent, announced its expansion plans for its stand-alone Geek Squad stores and said it also intends to open lab stores in China in the next 12 to 18 months as part of its long-term growth strategy. In addition, the company announced a $1.5 billion share repurchase program.

Potential for North American Stores Increases

The company now plans to operate at least 1,200 superstores in North America, up from its prior growth plan of 1,000 superstores, affording the company more than two years of additional organic growth from new store openings. This new total assumes approximately 200 Canadian superstores (including both Future Shop and Best Buy stores) and approximately 1,000 U.S. Best Buy superstores. Best Buy currently operates 838 stores in North America and typically opens 75 new stores per year in that footprint.

In the past year, the company has reduced the cost to build new stores by approximately 10 percent and, through the development of its customer-centric operating model, increased the sales per square foot of its stores. As a result, more potential store locations meet its hurdle requirements for economic-valued added®. The company expects the majority of the additional new store openings to be 20,000-square-foot locations, which can be deployed in smaller markets, in metropolitan areas and between larger stores in suburban areas.

Geek Squad To Open Stand-Alone Stores

The company also plans to expand its services offerings by opening 20 to 50 stand-alone Geek Squad stores in urban areas over the next 12 to 18 months. In fiscal 2005 the company launched Geek Squad services at all North American Best Buy stores and tested five stand-alone Geek Squad stores in three markets. Geek Squad stores offer rapid-response technology support, including virus removal, network repair and installation, data recovery and data transfer. They provide services and repairs to most PC-compatible equipment, including products not sold by Best Buy. The stand-alone stores offer related software and accessories, including several private label products. The customer response to the stores, which measure approximately 1,500 square feet, has been very positive, and their financial performance has exceeded the company’s expectations. The services complement the Geek Squad services available in all North American Best Buy stores as they reach consumers who do not shop at Best Buy stores, and as the stores can be placed in more convenient locations, due to their relatively small size.

“Expanding and enhancing our services offering is one of our top goals for the company,” said Brad Anderson, vice chairman and chief executive officer of Best Buy. “We know that more consumers are storing their photos, music, home videos and games on their computers. As their computer-based content becomes more important to them, so do the services that help them enjoy and protect that content. Moreover, we would like to claim for Geek Squad a position as the premier, national computer service provider, and we will be increasing our advertising of the brand this year. So far, the customer response has been terrific, and customer loyalty to Geek Squad is high.”

Previously, the company disclosed plans to hire 5,000 additional Geek Squad agents, bringing its total to 12,000 agents by the end of the fiscal year.

Company to Open Lab Stores in China

The company said it views China as a very attractive retail market. Both the services expansion and the international expansion are being led by Al Lenzmeier, vice chairman, along with a dedicated team of senior executives. According to Lenzmeier, local leaders who have strong customer insights will be hired to manage the lab stores. The lab stores will be opened and operated as a way to accelerate learning about the diverse consumers in China. Consumer electronics and appliances sales in China are projected to grow by the strong double digits for the foreseeable future. In addition, the company already operates three sourcing offices in China (located in Shanghai, Beijing and Shenzhen) and has well-established relationships with manufacturers that are seeking to gain broader distribution in both China and North America. The company views a greenfielding strategy (growing by opening new stores) as an opportunity for profitable growth in this market. As the company learns more about the potential value propositions for the Chinese consumer, it also expects to consider strategic investments of a manageable size in China.

Best Buy Board of Directors Authorizes $1.5 Billion Stock Repurchase Program

In addition, in light of the company’s growth plans, its projected earnings and its strong balance sheet, the Board of Directors of Best Buy has authorized the establishment of a $1.5 billion share repurchase program. The program terminates and replaces the company’s prior authorization of $500 million announced on June 24, 2004. During fiscal 2005, the company repurchased 3.9 million shares for $200 million. The company expects to commence purchasing its shares in the open market pursuant to the new authorization, beginning in the current quarter. There is no expiration date for the new share repurchase program.

The company had 328,342,000 shares of common stock issued and outstanding as of Feb. 26, 2005, and reported cash, cash equivalents and short-term investments totaling $3.3 billion as of the same date.

“We believe we have significant opportunities for future growth. Yet most of those opportunities – such as opening new stores, converting our stores to the customer-centric operating model, strengthening our services offerings and exploring growth opportunities in new markets – have limited capital requirements, compared with our high cash flows,” CEO Anderson said. “In addition, our current cash levels exceed our working capital needs. We believe that repurchasing our common stock is a wise investment, given our business plan and the current valuation of our common stock. We also believe that shareholders will view this move as a prudent way to generate shareholder value and return to them a portion of our excess cash. In addition, at our June board meeting, we expect to consider increasing our quarterly dividend.”

Anderson confirmed that the potential for increased share repurchases was not assumed in the company’s earnings guidance for fiscal 2006, which ends on Feb. 25, 2006.

The company’s S&P rating is BBB (stable), its Moody’s rating is Baa3 (positive) and its Fitch rating is BBB (positive).

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2004, and in our other periodic reports filed from time to time with the SEC. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 830 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuyCanada.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com) and Magnolia Audio Video (Magnoliaav.com). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

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